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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                      Vivendi Universal Universal, S.A.
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                (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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The following press release was issued by Vivendi Universal, S.A. on December
17, 2001:
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[VIVENDI UNIVERSAL LOGO]


          THROUGH ACQUISITION OF ENTERTAINMENT ASSETS OF USA NETWORKS,
                  AND, AFTER STRATEGIC ALLIANCE WITH ECHOSTAR,
                  VIVENDI UNIVERSAL STRATEGY IS COMING TOGETHER

                    DEAL CREATES NEW U.S. MAJOR MOVIE AND TV,
                       PRODUCTION AND DISTRIBUTION ENTITY
                        UNDER LEADERSHIP OF BARRY DILLER

      NEW GLOBAL COMPANY TO BE CALLED VIVENDI UNIVERSAL ENTERTAINMENT (VUE)

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- PRICE: Approximately $10.3 Billion in Combined Stock and Cash Transaction
- FINANCING:
  - $7 Billion in VU's Already Owned USA Stock
  - $1.65 Billion in VU Treasury Stock to Liberty Media
  - $1.62 Billion in Cash(1)
- IMPACT ON VU:
  - Approximately 600 Million Euros in Additional EBITDA in 2002 (10% Accretion over Market Consensus)
  - 2002 Net Income Accretive by $200 Million and Free Cash Flow by More Than $350 Million
- VU POSITION: Deal Enhances VU's Position as Global Entertainment Leader
--------------------------------------------------------------------------------


PARIS AND NEW YORK, DECEMBER 17 - Vivendi Universal [NYSE: V; PARIS BOURSE: EX FP] today announced that Vivendi Universal will acquire full control of the entertainment assets of USA Networks (USA) in a deal valued at approximately $10.3 billion. Vivendi Universal will have a 93% control of an entity to be called Vivendi Universal Entertainment (VUE) that brings together Universal Studios Group and the entertainment assets of USA. The transaction will be financed by the exchange of USA and Vivendi Universal securities and limited cash outlay by Vivendi Universal.

The agreement received unanimous support from the Vivendi Universal and USA boards.

Commenting on today's announcement, Jean-Marie Messier, Chairman and CEO of Vivendi Universal said: "Our strategy is clearly coming together. Combining within the same operational

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(1) Value of preferred stock given to USAi in VUE, offset by warrants received by Vivendi Universal on USAi.
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entity, VUE, USG and the entertainment assets of USA creates a new U.S. major, which will benefit from the full integration of TV and movies activities with production and distribution.

"Along with our strategic partnership with EchoStar, this transaction fully addresses Vivendi Universal's needs in terms of integration and distribution on the U.S. market.

"I am pleased to see Edgar Bronfman, Jr.'s vision come into reality with our group taking back full control of those assets after their successful growth and profitability under the efficient management of Barry Diller and his team.

"Barry has a strong track record in cash-flow growth and asset-value creation. Introducing Barry as the CEO of VUE serves our shareholders' interests.

"I know he will be able to rely in this position on the strong performance and commitment from Ron Meyer, President and Chief Operating Officer of Universal Studios Group and Stacey Snider, Chairman of Universal Pictures. They have been driving the exceptional years of success of the studios and will continue to do so.

"In addition, this strategic move will significantly benefit Vivendi Universal shareholders, because of its significant value-accretion at every level - EBITDA, net income and free cash flow. By using mainly non-core, consolidated assets to acquire this control, we are strongly positioned to enhance performance and value to Vivendi Universal shareholders.

"I also welcome Liberty Media Communication as a Vivendi Universal shareholder and a key partner as we expand our prospects in programming alliances in Europe.

"At the end of just one year following our merger with Seagram and Canal+, we have put the pieces together in fulfilling our strategy. In one short year, we have focused on integration and addressing our relative distribution weakness in the U.S. - and here we are today. We expect that 2002 will be a year of growth, without further change in perimeter. At the same time, we will focus on the continuous improvement of our operational performance, increase our world leadership position in our key content units, and pursue the development of our distribution and aggregation through commercial agreements," Mr. Messier concluded.

                       CREATING VALUE FOR VU SHAREHOLDERS

The transaction results in a significant value creation for Vivendi Universal shareholders.

On top of revenues which are expected to exceed 32 billion euros in 2002, EBITDA from media activities is expected to increase by more than 600 million euros, representing more than 10% accretion over the market consensus relating to Vivendi Universal prior to September 4. The EBITDA/share accretion would represent around 8%.

Net income will be increased by approximately 200 million euros and free cash flow by more than 350 million euros.

On top of the strategic benefits, this immediate accretion at all levels of the income statement as early as 2002 will enhance value to Vivendi Universal shareholders.
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                                    FINANCING

Vivendi Universal will pay USA Networks approximately $10.4 billion in combined securities and cash to acquire a controlling stake of 93% in VUE. Vivendi Universal will finance the transaction by selling the 314 million shares it already owns in USA Networks, through a limited liability (LLC) company, which will account for approximately 65% of the total consideration. The value of USA Networks shares has increased by more than $3 billion since the original transaction between Seagram and USA took place in 1998. In addition, Vivendi Universal will use 32 million treasury shares in exchange for part of Liberty Media Corporation's stake in USA Networks. The 32 million shares accounts for 15% of Vivendi Universal's financing of the transaction. Another 20% of the financing will be in cash: $1.6 billion in cash - the same amount that the company received from USA in the original transaction - and another $750 million in various deferred payments.

In addition to its remaining 12.4% of USAi, pledged into the transaction, Vivendi Universal will receive warrants from USA to participate in future value-creation in the interactive businesses. USA Networks will issue the following classes of warrants to Vivendi Universal: 24.19 million at $27.50/share, representing 5% of USA equity; 24.19 million at $32.50/share, representing 5% of USA equity; and 12.09 million at $37.50/share, representing 2.5% of USA.

A portion of the cash financing will be provided from the proceeds from the sale of 9% of Vivendi Environnement. Additionally, the recent sale of BSkyB shares by Deutsche Bank, which were previously sold to Deutsche Bank by Vivendi Universal, served to determine the final sale price of approximately 37% of the BSkyB stake.

In addition, Liberty will also sell its 27% stake in the European cable TV company, Multithematiques to Vivendi Universal for 5.2 million Vivendi Universal treasury shares, which will give Liberty a 3.6% stake Vivendi Universal (a total of 37.2 million shares.)

Barry Diller will receive a participation in Vivendi Universal Entertainment equal to 1.5% common equity stake.

                                   MANAGEMENT

Barry Diller, CEO of USA Networks, will serve as Chairman and CEO of Vivendi Universal Entertainment. In addition, he will remain as the Chairman and CEO of the surviving USA entity, which will be called USA Interactive. Management of Universal Studios Group - including President and Chief Operating Officer Ron Meyer, Universal Pictures Chairman Stacey Snider and Chairman and CEO of Universal Studios Recreation Group Tom Williams - will remain in place in top management to continue the strong momentum in the business and current success of Universal Studios. In addition to the USG management team, Michael Jackson, Chairman and CEO of USA Entertainment Group, will aid Mr. Diller in the integration and consolidation of Vivendi Universal Entertainment. Pierre Lescure will continue in his role as Co-Chief Operating Officer of Vivendi Universal. He will focus on U.S. / Europe integration of synergies across those two geographic areas.

Jean-Marie Messier will also create a worldwide entertainment committee that will gather every month all Vivendi Universal entertainment CEOs to ensure coherence of Vivendi Universal entertainment strategy and success of integration. The committee will coordinate the actions of
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all the CEOs of the entertainment assets, extract all possible synergies and seek out and organize strategic partnerships. Mr. Messier will be seconded in this role by Pierre Lescure. The entertainment committee will cover film, TV, music, games and education, with a charter to extract all possible synergies among and between business units and to organize other strategic partnerships.

                                    SYNERGIES

As a result of this transaction, the companies believe there will be improved content offerings on USA cable networks, which will drive ratings and per-subscriber fees. Also, this is the opportunity to fully monetize Universal franchise content, such as Dr. Seuss' How The Grinch Stole Christmas and Erin Brockovich) through improved TV distribution. While immediate revenue synergies are estimated to be approximately about $60 million, these opportunities are expected to represent more than $100 million of additional EBITDA (earnings before interest, taxes, depreciation and amortization) - approximately $40 million from cost savings, in addition to the new revenue generation. Other cost saving opportunities may arise through information technology and real estate integration.

                              CLEARANCES AND TIMING

A proxy statement for USA Networks shareholders is expected to be filed with the SEC and cleared by mid-February. The USA Networks stockholder meeting is expected to be set for mid-March. The transaction is expected to close shortly after the shareholders approval.

The companies do not expect that antitrust clearance is necessary for this transaction.

ANALYST CONFERENCE DETAILS:

There will be a European analyst and investors conference call at 6:00 AM ET. The dial-in numbers are as follows: in the U.K., +44-20-7950-1253; in France, +33-1-70-75-00-02. The leader name is Jean-Marie Messier. The passcode is Universal.

There will be a U.S. analyst and investors conference call at 8:30 AM ET. The dial-in numbers are as follows: in the U.S., 888-810-8165; international, +1-712-257-3650. The leader name is Jean-Marie Messier. The passcode is Jean-Marie Messier.

PRESS CONFERENCE DETAILS:

There will be a press conference in the Versailles room at The St. Regis Hotel in New York at 10:30 AM ET on Monday, December 17. The St. Regis is located at 2 East 55th Street. Media credentials will be necessary for entry

The press conference dial-in numbers are as follows: in the U.S., 800-857-6263; international, +1-712-271-0034. The leader name is Jean-Marie Messier. The passcode is Vivendi Universal. A live Webcast of the press conference will be available via a link found at http://www.vivendiuniversal.com or www.usanetworks.com.
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IMPORTANT DISCLAIMER:

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside our control, including but not limited to: the risk that recently acquired operations will not be integrated successfully; that the synergies expected to be created as a result of recent acquisitions will not materialize; that Vivendi Universal will be unable to further identify, develop and achieve success for new products, services and technologies; that Vivendi Universal will face increased competition and that the effect on pricing, spending, third-party relationships and revenues of such competition will limit or reduce Vivendi Universal's revenue and/or income; that Vivendi Universal will be unable to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers; and that Vivendi Universal will be unable to obtain or retain, upon acceptable terms, the licenses and permits necessary to operate and expand its businesses; as well as the risks described in the documents Vivendi Universal has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents at the Commission's web site at www.sec.gov. Those documents may also be obtained free of charge from Vivendi Universal.

NOTE TO EDITORS: Attached to this press release is a description of Vivendi Universal and Universal Studios Group.

STOCKHOLDERS OF USA NETWORKS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT USA NETWORKS, THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, USA Networks, Inc., Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by USA Networks and Vivendi with the Securities and Exchange Commission in connection with the transactions at the SEC's web site at www.sec.gov.

In addition to the proxy statement, Vivendi and USA Networks file annual, quarterly, and special reports, proxy statements and other information with the SEC, which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by USA Networks and Vivendi at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

USA Networks, Vivendi and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of USA Networks' stockholders to approve the proposed transactions. Such individuals may have interests in the transactions, including as a result of holding options or shares of USA Networks' stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by USA Networks with the SEC.



VIVENDI UNIVERSAL CONTACTS

MEDIA RELATIONS                               INVESTOR RELATIONS



New York - Vivendi Universal                  NEW YORK - VIVENDI UNIVERSAL
Anita Larsen                                  Eileen McLaughlin
212-572-1118, or                              212-572-8961
Mia Carbonell
212-572-7556                                  PARIS - VIVENDI UNIVERSAL
                                              Laurence Daniel
Paris - Vivendi Universal                     011-33-1-71-71-1233
Antoine Lefort
011-33-1-71-71-1180
Alain Delrieu
011-33-1-71-71-1086
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                                   FACT SHEET:

                     VIVENDI UNIVERSAL AND UNIVERSAL STUDIOS

VIVENDI UNIVERSAL:

MEDIA AND COMMUNICATIONS AND ENVIRONMENTAL SERVICES: The media and communications business is divided into five business segments: Music, Publishing, TV and Film, Telecoms and Internet. The MUSIC business is conducted through Universal Music Group, the world's leading music company, which develops, acquires, manufactures, markets and distributes recorded music through wholly owned operations or licensees in 63 countries around the world. Universal Music Group's other businesses also include one of the world's largest music publishing companies, which involves the acquisition of rights to, and licensing of, musical compositions. The PUBLISHING business is a worldwide content leader in its core markets: education/literature, games, and healthcare information. It provides content across multiple platforms. The TV AND FILM business produces and distributes motion picture, television and home video/DVD products worldwide, operates and has ownership interests in a number of cable and pay-TV channels, engages in the licensing of merchandising and film property rights and operates theme parks and retail stores around the world. The TELECOMS business provides a broad range of telecommunications services, including mobile and fixed telephony, Internet access and data services and transmission, principally in Europe. The INTERNET business manages the strategic Internet initiatives and new online ventures for Vivendi Universal. Utilizing advanced digital distribution technology, the Internet business develops e-commerce, e-services and thematic portals that offer access to the Internet via a variety of devices, including mobile phones, PDAs, interactive TV and computers. VIVENDI ENVIRONNEMENT is a 63-percent owned subsidiary of Vivendi Universal, which operates the environmental services business, with operations around the globe.

UNIVERSAL STUDIOS GROUP:

Universal Studios Group (USG) produces and distributes films worldwide in the theatrical, home video and television markets. It also owns and operates theme parks, entertainment complexes and specialty retail stores.

Major motion pictures produced over the past several years include Notting Hill, Erin Brockovich, Gladiator, Dr. Seuss' How the Grinch Stole Christmas, The Mummy, The Mummy Returns, Billy Elliot, U-571, Meet the Parents and Jurassic Park III. In addition, USG produces animated and live action children's and family programming for networks, basic cable and local television stations as well as home video. Universal Studios, through wholly owned subsidiaries, distributes its theatrical product in the United States and Canada to motion picture theaters. Its theatrical distribution throughout the rest of the world is primarily conducted through United International Pictures (UIP). Television distribution of its approximately 24,000-episode library in the United States is handled by USANi LLC, a subsidiary of USA Networks and throughout the rest of the world primarily by USIBV.

Universal Studios, Inc., is the entity which has held an effective 43% equity interest in USA Networks through its ownership of common stock and Class B common stock of USA Networks
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and shares of USANi LLC, which Universal Studios can exchange for common stock and Class B common stock of USA Networks.

Universal Studios owns and operates Universal Studios Hollywood, the world's largest combined movie studio and movie theme park, located in Universal City, California. Adjacent to Universal Studios Hollywood is Universal Studios CityWalk, an integrated retail/entertainment complex that offers shopping, dining, cinemas and entertainment. In Orlando, Universal Studios Florida consists of Universal Studios, CityWalk and Islands of Adventure.

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